Filed Pursuant to Rule 424(B)(3)
Registration Statement No. 333-130074
Prospectus Supplement to the Prospectus dated December 1, 2005 and the Prospectus Supplement dated December 1, 2005 — No. 573
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$25,000,080
Bear Trigger Mandatory Exchangeable Notes due 2007
(Linked to the Common Stock of Qwest Communications International Inc.)

     The amount that you will be paid on your note on the stated maturity date, which is March 21, 2007 (unless extended due to market disruption or non-business days), is inversely linked to the performance of the common stock of Qwest Communications International Inc., which we call the index stock, during the measurement period (any trading day from but not including the trade date, which is March 13, 2006, up to and including the determination date, which is the fifth trading day prior to the stated maturity date, unless extended due to market disruption or non-business days).
     Your note is not principal protected. If the market price of the index stock rises above the trigger price, which is $9.058 per share, at any time during the measurement period, you may lose your entire investment in your note, depending on the closing price of the index stock on the determination date. In addition, the maximum payment that you could receive on the stated maturity date with respect to a $6.47 face amount note (the minimum denomination) is limited to $9.47855 (an amount equal to 146.5% of the face amount), regardless of the performance of the index stock during the measurement period. In general, if the market price of the index stock appreciates over the life of your note, you will not receive any of the gain and instead may lose some or all of your investment. Your note does not bear interest and we will not pay any other amount under your note prior to its stated maturity.
     On the stated maturity date, in exchange for each $6.47 face amount of your note, we will pay you the payment amount in cash or, at our sole option, a number of shares of index stock of equivalent value, based on the final index stock price and the performance of the market price of the index stock during the measurement period. We will calculate the payment amount as follows:

•	regardless of whether or not the market price of the index stock rises above the trigger price at any time during the measurement period,

•	if the final index stock price is less than or equal to the floor price (which is $4.4643 per share), (1) the face amount of your note plus (2) the face amount of your note times the maximum return of 46.5% (or $9.47855), or

•	if the final index stock price is greater than the floor price but is less than or equal to the initial index stock price, (1) the face amount of your note plus (2) the face amount of your note times the index stock bear return times 1.5.

•	if the market price of the index stock does not rise above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, the face amount of your note.

•	if the market price of the index stock rises above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, the greater of:

•	(1) the face amount of your note plus (2) the face amount of your note times the index stock bear return (which will be negative), and

•	zero.
     The initial index stock price is $6.47 per share. The final index stock price will be the closing price of one share of the index stock on the determination date, subject to anti-dilution adjustment. The index stock bear return is equal to the quotient of (1) the initial index stock price minus the final index stock price divided by (2) the initial index stock price. If the final index stock price exceeds the initial index stock price, this return will be negative and reduce the payment amount below the face amount of your note.
     Because we have provided only a brief summary of the terms of your note, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Note” on page S-14.
     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read “Additional Risk Factors Specific to Your Note” on page S-9 so that you may better understand those risks.
Original issue date (settlement date): March 20, 2006
Original issue price: 100% of the face amount
Underwriting discount: 0.10% of the face amount
Net proceeds to the issuer: 99.90% of the face amount

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated March 13, 2006.

SUMMARY INFORMATION
          We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Note” on page S-14. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 1, 2005, as supplemented by the accompanying prospectus supplement, dated December 1, 2005, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Face amount: each offered note will have a face amount equal to $6.47, which is the initial index stock price; the aggregate face amount for all the offered notes is $25,000,080
Principal amount: on the stated maturity date, we will exchange each $6.47 face amount of your note for the payment amount or, at our sole option, for a number of shares of the index stock of equivalent value as of the determination date
Payment amount: regardless of whether or not the market price of the index stock rises above the trigger price at any time during the measurement period, an amount in cash calculated as follows:

•	if the final index stock price is less than or equal to the floor price, (1) the face amount of your note plus (2) the face amount of your note times the maximum return of 46.5% (or $9.47855), or

•	if the final index stock price is greater than the floor price but is less than or equal to the initial index stock price, (1) the face amount of your note plus (2) the face amount of your note times the index stock bear return times 1.5.
If the market price of the index stock does not rise above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, the face amount of your note.
If the market price of the index stock rises above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, the greater of:

•	the face amount of your note plus (2) the face amount of your note times the index stock bear return (which will be negative), and

•	zero.
Index stock and index stock issuer: the common stock of Qwest Communications International Inc.
Initial index stock price: $6.47 per share
Final index stock price: the closing price of one share of the index stock on the determination date, subject to anti-dilution adjustment
Floor price: $4.4643 per share (the initial index stock price times 0.69)
Trigger price: $9.058 per share (the initial index stock price times 1.40)
Maximum return: 46.5%
Index stock bear return: the quotient of (1) the initial index stock price minus the final index stock price divided by (2) the initial index stock price
Measurement period: any trading day from but not including the trade date up to and including the determination date
Trade date: March 13, 2006
Settlement date: March 20, 2006

Stated maturity date: March 21, 2007, unless extended for up to six business days
Determination date: the fifth trading day prior to the stated maturity date, unless extended for up to five business days
Interest rate (coupon): the offered notes do not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system
Calculation agent: Goldman, Sachs & Co.
Business day: as described on page S-23
Trading day: as described on page S-23
CUSIP no.: 38143Y152

Q&A
How Do The Notes Work?
       The notes offered by this prospectus supplement will have a stated maturity date of March 21, 2007, unless extended due to market disruption or non-business days. The notes do not bear any interest. The return on the notes will be inversely linked to the performance of the common stock of Qwest Communications International, Inc. In general, if the market price of the index stock appreciates over the life of your note, you will not participate in the appreciation and instead will lose some or all of your investment. The payment amount at maturity will be calculated in a manner described below under “What Will I Receive On The Stated Maturity Date Of the Notes?”. Because of the formula we use to calculate the payment amount at maturity, you may lose all or a significant amount of your initial investment in your note. In addition, the payment amount at maturity is capped. See “Additional Risk Factors Specific to Your Note” on page S-9.
       As discussed in the accompanying prospectus, the offered notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Note” on page S-14.
Who Should Or Should Not Consider An Investment In The Notes?
       We have designed the notes for investors who want to benefit from a potential decline of the index stock, subject to a maximum gain of 46.5% of the face amount of their note while exposing the entire amount of their investment to risk if the index stock rises above 40% from the initial index stock price at any time during the measurement period. You should therefore only consider purchasing the notes if you are willing to accept the risk of losing the entire principal amount of your note as well as a cap on the potential payment amount at maturity.
       Because you could lose your entire investment in your note, the notes may not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Note” on page S-9.
What Will I Receive On The Stated Maturity Date Of The Notes?
       Regardless of whether or not the market price of the index stock rises above the trigger price at any time during the measurement period, the payment amount at maturity, for each $6.47 face amount note, will be equal to an amount in cash calculated as follows:

•	if the final index stock price is less than or equal to the floor price, (1) the face amount of your note plus (2) the face amount of your note times the maximum return of 46.5% (or $9.47855), or

•	if the final index stock price is greater than the floor price but is less than or equal to the initial index stock price, (1) the face amount of your note plus (2) the face amount of your note times the index stock bear return times 1.5.
       If the market price of the index stock does not rise above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, the payment amount at maturity will be equal to the face amount of your note.
       If the market price of the index stock rises above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, the payment amount at maturity will be equal to the greater of:

•	(1) the face amount of your note plus (2) the face amount of your note times the index stock bear return (which will be negative), and

•	zero.
       The index stock bear return is equal to the quotient of (1) the initial index stock price minus the final index stock price divided by (2) the initial index stock price. If the final index stock price exceeds the initial index stock price, this return will be negative and reduce the payment amount below the face amount of your note.
       The calculation agent will determine the final index stock price, which will be the closing price of the index stock on the determination date, subject to anti-dilution adjustment.
       If the market price of the index stock rises above the trigger price at any time during the measurement period, you may lose your entire investment in your note, depending on the closing price of the index stock on the determination date.
What Will I Receive If I Sell The Note Prior To The Stated Maturity?
       If you sell your note prior to the stated maturity date, you will receive the market value of your note. The market value of your note may be influenced by many factors, such as interest rates and the volatility of the index stock. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your note in the secondary market, see “Additional Risk Factors Specific to Your Note — Assuming No Changes In Market Conditions or Any Other Relevant Factors, The Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less than the Original Issue Price” on page S-9 and “— The Market Value of Your Note May Be Influenced by Many Unpredictable Factors” on page S-10.
Hypothetical Payment Amount
       The tables below show the hypothetical payment amounts we would deliver on the stated maturity date in exchange for each $6.47 face amount of your note, if the final index stock price, expressed as a percentage of the initial index stock price, were any of the hypothetical percentages shown in the left column. For this purpose, we have assumed that there will be no anti-dilution adjustments to the final index stock price and no market disruption events. The first table shows the hypothetical payment amounts as a percentage of the face amount in the case where the market price of a share of the index stock does not rise above $9.058 per share (the trigger price) at any time during the measurement period. The second table shows the hypothetical payment amounts as a percentage of the face amount in the case where the market price does rise above $9.058 per share at any time during the measurement period.
       The left column represents hypothetical closing prices of one share of index stock on the determination date expressed as a percentage of the initial index stock price. The right column represents hypothetical corresponding payment amounts expressed as a percentage of the face amount. Thus, a hypothetical payment amount of 100% means that the payment amount that we would deliver in exchange for each $6.47 face amount of your note on the stated maturity date would equal 100% of the face amount, or $6.47, based on the corresponding hypothetical final index stock price and the assumptions noted above.

       If the market price of the index stock does not rise above the trigger price at any time during the measurement period:

Hypothetical Final Index	Hypothetical
Stock Price as	Payment Amount
Percentage of Initial	as Percentage
Index Stock Price	of Face Amount

140.00%	100.00%
130.00%	100.00%
120.00%	100.00%
110.00%	100.00%
105.00%	100.00%
100.00%	100.00%
95.00%	107.50%
90.00%	115.00%
85.00%	122.50%
80.00%	130.00%
75.00%	137.50%
69.00%	146.50%
50.00%	146.50%
25.00%	146.50%
0.00%	146.50%

If the market price of the index stock does rise above the trigger price at any time during the measurement period:

Hypothetical Final Index	Hypothetical
Stock Price as	Payment Amount
Percentage of Initial	as Percentage
Index Stock Price	of Face Amount

225.00%	0.00%
200.00%	0.00%
175.00%	25.00%
150.00%	50.00%
140.00%	60.00%
130.00%	70.00%
120.00%	80.00%
110.00%	90.00%
105.00%	95.00%
100.00%	100.00%
95.00%	107.50%
90.00%	115.00%
85.00%	122.50%
80.00%	130.00%
75.00%	137.50%
69.00%	146.50%
50.00%	146.50%
25.00%	146.50%
0.00%	146.50%

       The payment amounts expressed as percentages of the face amount of your note shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical payment amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. Please read “Additional Risk Factors Specific to Your Note” on page S-9 and “Hypothetical Payment Amounts on Your Note” on page S-26.
Who is the Index Stock Issuer?
       The index stock issuer is Qwest Communications International Inc. According to its publicly available documents, Qwest Communications International Inc. provides local telecommunications and related services, long-distance services and wireless, data and video services within the local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. Please see “Index Stock Issuer” on page S-30 for further information on the index stock issuer.
What About Taxes?
       The U.S. tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” below. Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as prepaid derivative contract with respect to the index stock. If your note is so treated, you should generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sales of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally should be long-term capital gain or loss if you held your note for more than one year.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE
An investment in your note is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in a security inversely linked to the market value of the stock to which your note is indexed. You should carefully consider whether the offered notes are suited to your particular circumstances.
The Principal of Your Note Is Not Protected
       The principal of your note is not protected. Our payment to you on the stated maturity date will be the payment amount, or at our sole discretion, a number of shares of index stock of equivalent value based on the final index stock price and the performance of the market price of the index stock during the measurement period. Because of the formula that we use to determine the payment amount, the amount you receive on the stated maturity date will be less than the face amount of your note if the closing price of the index stock on the determination date is higher than the initial index stock price for your note, even if the closing index stock price on the determination date is lower than the trigger price, but only if the market price of the index stock rises above the trigger price during the measurement period. If the market price of the index stock rises above the trigger price at any time during the measurement period, you may lose your entire investment in your note, depending on the closing price of the index stock on the determination date. In addition, because the payment amount on your note will be determined on the determination date, in the event we deliver stock rather than cash, the share price of the stock may be subject to price movement in the period between the determination date and the stated maturity date. The longer the period of time between those two dates, the more the stock we deliver to you on the stated maturity date may be subject to price fluctuation.
       Also, the market value of your note prior to the stated maturity date may be lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.
Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less than the Original Issue Price
       The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.
       If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. Your should read “— The Market Price of Your Note May Be Influenced by Many Unpredictable Factors” below. Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
       There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Note May Not Have an Active Trading Market” below.

The Potential for the Value of Your Note to Increase Is Limited
       Your ability to benefit from any decline in the market value of the index stock is limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower return on your note than you would have received had you invested directly in a security that is inversely linked to the market value of the index stock. In addition, the payment amount that you receive on the stated maturity date for each face amount of your note, or the equivalent value of the shares of index stock we deliver, will not exceed (1) the face amount of your note plus (2) the face amount of your note times the maximum return of 46.5% (or $9.47855), no matter how much the market price of the index stock may fall from the initial index stock price.
Your Note Does Not Bear Interest
       You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than what you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Market Value of Your Note May Be Influenced by Many Unpredictable Factors
       The following factors, many of which are beyond our control, will influence the value of your note:

•	the market price of the index stock;

•	the volatility — i.e., the frequency and magnitude of changes in the market price — of the index stock;

•	the dividend rate on the index stock;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

•	interest and yield rates in the market;

•	the time remaining until your note matures; and

•	our creditworthiness.
       These factors will influence the price you will receive if you sell your note before maturity. If you sell your note prior to maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of the index stock based on its historical performance.
If the Market Price of the Index Stock Changes, the Market Value of Your Note May Not Change in A Comparable Inverse Manner
       Because these notes provide bear exposure to the index stock, your note is expected to trade quite differently from the index stock. Changes in the market price of the index stock may not result in a comparable inverse change in the market value of your note. Even if the market price of the index stock is less than or equal to the floor price for your note, the market value of your note prior to maturity will usually be less than $9.47855, the highest possible amount you could receive per $6.47 face amount if you held your note until maturity. We discuss some of the reasons for this disparity under “— The Market Value of Your Note May Be Influenced by Many Unpredictable Factors” above.
We Will Not Hold Index Stock for Your Benefit
       The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights Or Rights to Receive Stock
       Investing in your note will not make you a holder of the index stock. Neither you nor any other holder or owner of your note have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, we will pay cash in exchange for your note on the stated maturity date (unless we, at our sole option, elect to deliver shares of the index stock), which means that you have no right to receive any shares of index stock on that date.
Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Note
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under your note by selling the index stock on or before the trade date. We may in the future also hedge our obligations with sales of other instruments linked to the index stock. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time, and to unwind the hedge by purchasing any of the foregoing, perhaps on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same index stock. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.
       In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in the index stock or instruments whose returns are linked to the index stock for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the value of the consideration we will deliver on your note at maturity.
Our Business Activities May Create Conflicts of Interest Between You and Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your note.
       Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published or may in the future publish research reports with respect to the issuer of the index stock. Any of these activities by any of our affiliates may affect the price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make
Determinations that Could Affect the Market Value of Your Note, When Your Note
Matures and the Amount You Receive at Maturity
       As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the closing price of the index stock, which we will use to determine how much cash or index stock we must deliver on the stated maturity date; determining whether to postpone the determination date and/or stated maturity date because of a market disruption event; determining whether the market price of the index stock rises above the trigger price during the measurement period; and determining whether and how to make anti-dilution adjustments to the final index stock price. See “Specific Terms of Your Note —Anti-dilution Adjustments” and “— Special Calculation Provisions” below for more information about these determinations. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between You and Us” above. We may change the calculation agent for your note at any timewithout notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
There Is No Affiliation Between the Index Stock Issuer and Us, and We Are Not Responsible for Any Disclosure by the Index Stock Issuer
       As of the time the notes are issued, Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of any information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer’s publicly available information. You, as an investor in your note, should make your own investigation into the index stock issuer.
       The index stock issuer will not be involved in this offering of your note in any way and will not have any obligation of any sort with respect to your note. Thus, the index stock issuer will not have any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of your note.
Your Note May Not Have an Active Trading Market
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market or quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.
You Have Limited Anti-dilution Protection
       Goldman, Sachs & Co., as calculation agent for your note, will adjust the final index stock price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Note — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the final index stock price for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your note. The index stock issuer or a third party could make an offering or a tender or exchange offer, or the index stock issuer could take any other action, that adversely affects the value of the index stock and your note but does not result in an anti-dilution adjustment for your benefit.
We Can Postpone the Stated Maturity Date If a Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed and the measurement period may be extended, although not by more than six business days. Thus, you may not receive the cash or index stock that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the determination date is postponed to the last possible day and the closing price of the index stock is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock on that day.
The Tax Consequences of an Investment in Your Note Are Uncertain
       The U.S. tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” below.
       Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as prepaid derivative contract with respect to the index stock. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sales of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally should be long-term capital gain or loss if you held your note for more than one year.
Certain Considerations for Insurance Companies and Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTE
Please note that in this section entitled “Specific Terms of Your Note”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company “DTC”. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus and the accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the front and inside cover of this prospectus supplement, the following terms will apply to your note:
No Interest
       We will not pay interest on your note.
Specified Currency
       U.S. dollars (“$”). All cash payments under the note will be made in U.S. dollars.
Form and Denomination
       The notes will be issued only in global form through DTC. Each offered note will have a face amount equal to $6.47, which is the initial index stock price; the aggregate face amount for all of the offered notes is $25,000,080.
No Listing
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.
Defeasance, Default Amount, Other Terms
       Neither full defeasance nor covenant defeasance will apply to your note. The following will apply to your note:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below;

•	anti-dilution provisions will apply to your note as described under “— Anti-dilution Adjustments” below;

•	a business day for your note may not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below; and

•	a trading day for your note will have the meaning described under “— Special Calculation Provisions” below.
       Please note that the information about the settlement or trade date, issue price discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. in this prospectus supplement relates only to the initial issuance and sale of your note. If you have purchased your note in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Index Stock and Index Stock Issuer
       In this prospectus supplement, when we refer to the index stock, we mean the common stock of Qwest Communications International Inc. and when we refer to the index stock issuer, we mean Qwest Communications International Inc., except as described under “— Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below.
Payment of Principal on Stated Maturity Date
       On the stated maturity date, we will exchange your note for the payment amount, calculated as described below. Alternatively, at our sole option, we may deliver a number of shares of the index stock of equivalent value as calculated on the determination date. If we choose to deliver shares of the index stock, we will notify the holder of our election at least one business day before the determination date. If we choose to deliver shares of the index stock, we will deliver shares of the index stock except in the limited circumstances described under “— Anti-dilution Adjustment” and “— Consequences of a Market Disruption Event” below.
       The cash or the equivalent value of the shares of index stock you receive in exchange for your note on the stated maturity date may be less than 100% of the outstanding face amount of your note. We describe this risk under “Additional Risk Factors Specific to Your Note — The Principal of Your Note Is Not Protected” above.
Payment Amount
       Regardless of whether or not the market price of the index stock rises above the trigger price at any time during the measurement period, this amount will be equal to, for each $6.47 face amount of the note, an amount in cash calculated as follows:

•	if the final index stock price is less than or equal to the floor price, (1) the face amount of your note plus (2) the face amount of your note times the maximum return of 46.5% (or $9.47855), or

•	if the final index stock price is greater than the floor price but is less than or equal to the initial index stock price, (1) the face amount of your note plus (2) the face amount of your note times the index stock bear return times 1.5.
       If the market price of the index stock does not rise above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, this amount will be equal to, for each face amount of the notes, the face amount of your note.
       If the market price of the index stock rises above the trigger price at any time during the measurement period and the final index stock price is greater than the initial index stock price, this amount will be equal to, for each face amount of the notes, the greater of:

•	(1) the face amount of your note plus (2) the face amount of your note times the index stock bear return (which will be negative), and

•	zero.
       The index stock bear return is equal to the quotient of (1) the initial index stock price minus the final index stock price divided by (2) the initial index stock price. If the final index stock price exceeds the initial index stock price, this return will be negative and reduce the payment amount below the face amount of your note.
       The final index stock price may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe under “— Anti-dilution Adjustments” below. In addition, if we choose in our sole discretion to deliver shares of the index stock and such delivery would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the final index stock price.
       The cash we must pay in exchange for your note on the stated maturity date represents the principal amount of your note, unless we elect to deliver shares of the index stock. In that case, the shares of the index stock, together with any cash payable for a fractional share and after giving effect to any anti-dilution adjustments, that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note.
Measurement Period
       Any trading day from but not including the trade date up to and including the determination date.
Stated Maturity Date
       The stated maturity date will be March 21, 2007, unless that date is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before March 21, 2007 is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after March 21, 2007 or, if the relevant specified date is not a business day, later than the sixth business day after March 21, 2007. The calculation agent may postpone the determination date — and therefore the stated maturity date and extend the measurement period — if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the fifth trading day before March 21, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than March 21, 2007 or, if the March 21, 2007 is not a business day, later than the first business day after March 21, 2007.
Consequences of a Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days. If the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the final index stock price that must be used to determine the payment amount (and, if we elect not to deliver index stock on the stated maturity date, the cash value of that stock) is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock on that day.
       In addition, if a market disruption event occurs or is continuing on the determination date or on any later day through and including the stated maturity date, we may choose to pay cash instead of delivering index stock on the stated maturity date, even if we have notified the holder of our election to deliver shares of index stock as described under “— Payment of Principal on Stated Maturity Date” above.
Anti-dilution Adjustments
       The calculation agent will adjust the final index stock price as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.
       The adjustments described below do not cover all events that could affect the final index stock price, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Note — You Have Limited Anti-dilution Protection” above.
How Adjustments Will Be Made
       In this prospectus supplement, we refer to anti-dilution adjustment of the final index stock price. If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•	Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the determination date. For example, if no adjustment is required, the final index stock price will be the closing price of one share of the index stock on the determination date. In that case, the reference amount will be one share of the index stock. We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first five subsections below — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the final index stock price might instead be, for example, the closing price, on the determination date, of two shares of the index stock or a half share of the index stock, depending on the event. In that example, the adjusted reference amount would be two shares of the index stock or one half share of the index stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the final index stock price will be as follows, assuming there has been no prior anti-dilution adjustment: the value, on the determination date, of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the index stock, if applicable. In addition, on the stated maturity date, your note will be exchangeable for the kind or kinds of property comprising the adjusted reference amount, or the cash value of that property, as described in more detail under “— Reorganization Events” below.

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

•	Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of the adjusted reference amount on the determination date. If a reorganization event occurs, the final index stock price will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Reorganization Events” below.

•	Step Three. Having determined the final index stock price in step two, the calculation agent will use this price to calculate the payment amount.

•	Step Four. If we elect to deliver shares of the index stock to the holder on the stated maturity date, we will deliver a number of shares equal to the payment amount as calculated above in step three divided by the closing price of one share of the index stock on the determination date, rather than by the final index stock price, which will be the closing price for the adjusted reference amount as calculated in step one above. If your note would be exchangeable for property other than the index stock because of a reorganization event, then the calculation agent will determine the cash value of that property in the manner described under “— Reorganization Events” below.

       If more than one event requiring adjustment of the final index stock price occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price and the adjusted final index stock price using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.
       If an event requiring anti-dilution adjustment of the final index stock price occurs as described in this prospectus supplement, the calculation agent will also, on each trading day on or after the day on which the adjustment becomes required, adjust the market price of the index stock in order to determine whether the market price of the index stock rises above the trigger price during the measurement period. The adjusted market price will be the adjusted reference amount as described in step one above multiplied by the market price of the index stock during that trading day. If a reorganization event occurs, the adjusted market price of the index stock will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Reorganization Events” below.
       The calculation agent will adjust the final index stock price for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the final index stock price (or the market price) unless the adjustment, would result in a change of at least 0.1% in the final index stock price (or the market price) that would apply without the adjustment. The final index stock price (and any market price) resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.
       If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.
       The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.
       In this prospectus supplement, when we say that the calculation agent will adjust the final index stock price for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

Regardless of the anti-dilution adjustments that may apply to your note, the cash or index stock you receive on the stated maturity date, valued as of the determination date, will not under any circumstances exceed (1) the face amount of your note plus (2) the face amount of your note times the maximum return of 46.5% (or $9.47855) for each $6.47 face amount of your note.
       The following six subsections describe the dilution events for which the final index stock price is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.
Stock Splits
       A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.
       If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount  — i.e., the reference amount before that adjustment — plus the product of (1) the number of new shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount — and thus the final index stock price — will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the determination date.
Reverse Stock Splits
       A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
       If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount — and thus the final index stock price — will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the determination date.
Stock Dividends
       In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.
       If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount — and thus the final index stock price  — will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the determination date.
       The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.
Other Dividends and Distributions
       The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described under “— Reorganization Events” below, and

•	extraordinary dividends described below.
       A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.
       If an extraordinary dividend occurs, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times(2) a fraction, the numerator of which is the closing price of the index stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the determination date.
       The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
       To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the final index stock price only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
       If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the trading day before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•	the numerator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•	the denominator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day before that ex-dividend date.

       The reference amount — and thus the final index stock price — will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the determination date.
Reorganization Events
       Each of the following is a reorganization event:

•	the index stock is reclassified or changed,

•	the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock, is exchanged for or converted into other property,

•	a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above,

•	the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•	another entity completes a tender or exchange offer for all the outstanding index stock.
       Adjustments for Reorganization Events. If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of each type of distribution property distributed in respect of one share of the index stock — or in respect of whatever the prior reference amount may be  — in the reorganization event, taken together. We define the term “distribution property” below. For purposes of the five-step adjustment process of the final index stock price described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property on the determination date will be the final index stock price described in step two and the calculation agent will determine and adjust the final index stock price based on these items as described in step three.
       Consequently, if a reorganization event occurs, your note will be exchangeable on the stated maturity date as follows:

•	If we do not elect to exchange your note for shares of index stock, we will pay the holder, for each outstanding face amount of your note, cash in an amount equal to the value of each type of distribution property distributed in the reorganization event in respect of the prior reference amount.

•	If we elect to exchange your note for shares of index stock, we will deliver to the holder, for each outstanding face amount of your note, each type of distribution property distributed in the reorganization event in respect of the prior reference amount.
       For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the determination date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If more than one type of distribution property is involved, the reference amount will be adjusted so that your note is exchangeable for each type, or for the cash value of each type, in the same proportion as the value of each type bears to the total value of the distribution property distributed in respect of the prior reference amount. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.
       If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.
       For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the final index stock price used to calculate the adjusted payment amount will be the total value, as determined by the calculation agent on the determination date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the determination date.
       The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of this prospectus supplement and on or before the determination date.
       Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes one share of the index stock — or other applicable reference amount — in respect of which the distribution is made.
       If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.
Default Amount on Acceleration
       If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of our note at the maturity. We describe the default amount under “— Special Calculation Provisions” below. For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment and Delivery
       Any payment or delivery on your note at maturity will be made to an account designated by the, holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. If we elect to pay in shares of index stock, we may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.
Modified Business Day
       As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For your note, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
       The calculation agent, in its sole discretion, will make all determinations regarding the payment amount, anti-dilution adjustments, market disruption events, business days, trading days, the closing price, market price or other value of the index stock, whether the market price of the index stock rises above the trigger price during the measurement period, the default amount and the amount of the cash, index stock or distribution property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent for the offered notes. We may change the calculation agent for your note at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus.
Trading Day
       When we refer to a trading day with respect to your note, we mean a day on which the principal securities market for the index stock is open for trading.
Closing Price
       The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

•	if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

       If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.
Market Price
       The market price for any security on any day will equal the intra-day sale price at any time or last reported sale price during regular trading hours, regular way, for the security, on a per-share or other unit basis:

•	on the U.S. national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

•	if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.
       If that security is not listed or traded as described above, then the market price for that security on any day will be determined by the calculation agent in its sole discretion.
Default Amount
       The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
       Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
       If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two-business-day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.
       Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
       Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the index stock is not trading on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
       The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.
       For this purpose, an “absence of trading” in the primary securities market on which an index stock is traded, or on which option or futures contracts relating to the index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or a disparity in bid and ask quotes relating to that stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
       In this subsection about market disruption events, references to the index stock include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

HYPOTHETICAL PAYMENT AMOUNTS ON YOUR NOTE
       The following tables are provided for purposes of illustration only. They should not be viewed as indications or predictions of future investment results. Rather, they are intended merely to illustrate the impact that various hypothetical market prices of the index stock on the determination date could have on the payment amount, as calculated in the manner described above and assuming all other variables remained constant. The payment amounts listed in the following tables are entirely hypothetical. They are based on market prices for the index stock that may not be achieved on the relevant date and on assumptions that may prove to be erroneous.
       The tables below show the hypothetical payment amounts we would deliver on the stated maturity date in exchange for each $6.47 face amount of your note expressed as a percentage, if the final index stock price expressed as a percentage of the initial index stock price were any of the hypothetical percentages shown in the left column. For this purpose, we have assumed that there will be no anti-dilution adjustments to the final index stock price and no market disruption events. The first table shows the hypothetical payment amounts as a percentage of the face amount in the case where the market price of a share of the index stock does not rise above $9.058 per share (the trigger price) at any time during the measurement period. The second table shows the hypothetical payment amounts as a percentage of the face amount in the case where the market price does rise above $9.058 per share at any time during the measurement period.
       The left column represents hypothetical closing prices for one share of index stock on the determination date expressed as a percentage of the initial index stock price. The right column represents hypothetical corresponding payment amounts expressed as a percentage of the face amount. Thus, a hypothetical payment amount of 100% means that the payment amount that we would deliver in exchange for each $6.47 face amount of your note on the stated maturity date would equal 100% of the face amount, or $6.47, based on the corresponding hypothetical final index stock price and the assumptions noted above.
       If the market price of the index stock does not rise above the trigger price at any time during the measurement period:

Hypothetical Final	Hypothetical
Index Stock Price as	Payment Amount
Percentage of Initial	as Percentage
Index Stock Price	of Face Amount

140.00%	100.00%
130.00%	100.00%
120.00%	100.00%
110.00%	100.00%
105.00%	100.00%
100.00%	100.00%
95.00%	107.50%
90.00%	115.00%
85.00%	122.50%
80.00%	130.00%
75.00%	137.50%
69.00%	146.50%
50.00%	146.50%
25.00%	146.50%
0.00%	146.50%

       If the market price of the index stock does rise above the trigger price at any time during the measurement period:

Hypothetical Final	Hypothetical
Index Stock Price as	Payment Amount
Percentage of Initial	as Percentage
Index Stock Price	of Face Amount

225.00%	0.00%
200.00%	0.00%
175.00%	25.00%
150.00%	50.00%
140.00%	60.00%
130.00%	70.00%
120.00%	80.00%
110.00%	90.00%
105.00%	95.00%
100.00%	100.00%
95.00%	107.50%
90.00%	115.00%
85.00%	122.50%
80.00%	130.00%
75.00%	137.50%
69.00%	146.50%
50.00%	146.50%
25.00%	146.50%
0.00%	146.50%

       The hypothetical payment amounts as a percentage of the face amount shown above may bear little or no relationship to the actual market value of your note on that date or at any other time, including any time you might wish to sell your note. In addition, you should not view the hypothetical payment amounts as a percentage of the face amount as an indication of the possible financial return on an investment in your note, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account. Moreover, whatever the financial return on your note might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in a security inversely linked to the market value of the index stock. Among other things, the financial return on the index stock would not be limited by the maximum return, and an investment directly in a security inversely linked to the market value of the index stock is likely to have tax consequences that are different from an investment in your note.
       We describe various risk factors that may affect the market value of your note, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to Your Note” above.

We cannot predict the market price of the index stock or, therefore, the final index stock price or the payment amount for your note. Moreover, the assumptions we make in connection with any hypothetical information in this prospectus supplement may not reflect actual events. Consequently, that information may give little or no indication of the cash value of which will be delivered (or the number of shares that will be delivered) in respect of your note on the stated maturity date, nor should it be viewed as an indication of the financial return on your note or of how that return might compare to the financial return on an investment directly in the index stock.
       Payments on your note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of each offered note, we and/or our affiliates have entered into hedging transactions involving sales of the index stock on or before the trade date. In addition, from time to time after we issue a offered note, we and/or our affiliates expect to enter into additional hedging transactions, and to unwind those we have entered into, in connection with that particular note and perhaps in connection with other index-linked notes we may issue, some of which may have returns linked to the same index stock. Consequently, with regard to your note, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of the index stock or other securities of the index stock issuer,

•	may take short positions in the index stock or other securities of the index stock issuer — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock, and/or

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.
       We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.
       We and/or our affiliates may close out a hedge position relating to your note and perhaps relating to other notes with returns linked to the same index stock. These steps, which could occur on or before the determination date for your note, are likely to involve purchases of the index stock and they may involve sales and/or purchases of listed or over-the-counter options or futures on the index stock or listed or over-the-counter options, futures or other instruments based on the indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.
The hedging activity discussed above may adversely affect the market value of your note from time to time and the value of the consideration that we will deliver on your note at maturity. See “Additional Risk Factors Specific to Your Note — Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Note” and “ — Our Business Activities May Create Conflicts of Interest Between You and Us” above for a discussion of these adverse effects.

INDEX STOCK ISSUER
       The index stock issuer is Qwest Communications International Inc. According to its publicly available documents, Qwest Communications International Inc. provides local telecommunications and related services, long-distance services and wireless, data and video services within the local service area, which consists of the 14-state region of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming.
Where Information About the Index Stock
Issuer Can Be Obtained
       The common stock of Qwest Communications International Inc. is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by Qwest Communications International Inc. with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by Qwest Communications International Inc. under the Exchange Act can be located by referencing its SEC file number: 001-15577.
       Information about Qwest Communications International Inc. may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.
       We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by Qwest Communications International Inc. with the SEC.
We Obtained the Information About
the Index Stock Issuer from the
Index Stock Issuer’s Public Filings
       We derived all information about the index stock issuer from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your note. We have not made any representation that any publicly available document or any other publicly available information about the index stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the payment amount — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.
       Neither we nor any of our affiliates will make any representation to you as to the performance of the index stock.
       We or any of our affiliates may currently or from time to time engage in business with Qwest Communications International Inc., including making loans to or equity investments in Qwest Communications International Inc. or providing advisory services to Qwest Communications International Inc., including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about Qwest Communications International Inc. and, in addition, one or more of our affiliates may publish research reports about Qwest Communications International Inc. As an investor in a note, you should undertake such independent investigation of Qwest Communications International Inc. as in your judgment is appropriate to make an informed decision with respect to an investment in a note.
Historical Trading Price Information
       The index stock is traded on New York Stock Exchange under the symbol “Q”. The following table shows the quarterly high, low and final closing prices for the index stock as traded on New York Stock Exchange for the four calendar quarters in 2004 and 2005 and for the first calendar quarter in 2006, through March 13, 2006. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.

	High	Low	Close

2004
Quarter ended March 31	4.90	4.00	4.31
Quarter ended June 30	4.35	3.52	3.59
Quarter ended September 30	3.97	2.59	3.33
Quarter ended December 31	4.60	3.30	4.44
2005
Quarter ended March 31	4.85	3.70	3.70
Quarter ended June 30	3.93	3.42	3.71
Quarter ended September 30	4.10	3.62	4.10
Quarter ended December 31	5.92	4.06	5.65
2006
Quarter ending March 31 (through March 13, 2006)	6.84	5.19	6.47
Closing price on March 13, 2006			6.47

       As indicated above, the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall, and you should not view the historical prices of the index stock as an indication of future performance. See “Additional Risk Factors Specific to Your Note — The Market Value of Your Note May Be Influenced by Many Unpredictable Factors” above.
       You should not take any historical prices shown above as an indication of future performance. We cannot give you any assurance that the price of the index stock will decrease sufficiently for you to receive an amount in excess of, or even equal to, the face amount of your note at maturity.
       Because the payment amount on your note is linked to the price of the index stock on the determination date and is to be determined under a formula that caps the rate of return, the principal of your note is not protected and the rate of return on your note may be less than that on a security inversely linked to the market value of the index stock over a comparable period. See “Additional Risk Factors Specific to Your Note — The Principal of Your Note Is Not Protected” above for more information about this risk.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
       The following is a general discussion of certain United States federal income tax consequences relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to your notes.
       The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.
       This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
       This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a regulated investment company;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.
       Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your note should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.
You should consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
       You will be obligated pursuant to the terms of the note — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your note for all tax purposes as a prepaid derivative contract with respect to the index stock.
       If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss if you hold the note for one year or less and would be long-term capital gain or loss if you hold the note for more than one year. If you purchase your note in the initial offering and do not sell or exchange your note before the maturity date, you should generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note.
       There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations.
       Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.
       If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.
       If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.
       If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.
       It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could take the position that gain or loss upon the maturity of your note will not be characterized as capital gain or loss.
Backup Withholding and Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.
       The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the offered notes specified in the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell each note it purchases at the original issue price.
       In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $40,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page

Summary Information	S-2
Additional Risk Factors Specific to Your Note	S-9
Specific Terms of Your Note	S-14
Hypothetical Payment Amounts on Your Note	S-26
Use of Proceeds and Hedging	S-29
Index Stock Issuer	S-30
Supplemental Discussion of Federal Income Tax Consequences	S-32
Employee Retirement Income Security Act	S-34
Supplemental Plan of Distribution	S-35

Prospectus Supplement dated December 1, 2005
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22

Prospectus dated December 1, 2005
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$25,000,080
The Goldman Sachs
Group, Inc.
Bear Trigger Mandatory
Exchangeable Notes due 2007
(Linked to the Common Stock of
Qwest Communications International Inc.)
Medium-Term Notes, Series B

Goldman Sachs & Co.